Exhibit 99.1

UHS Brings Three Healthcare Veterans to Its Board

Mark M. McKenna, Barry P. Schochet and David Crane Join Effective April 1, 2008

EDINA, Minn.--(BUSINESS WIRE)--Universal Hospital Services, Inc. (“UHS”) announced today that each of Mark M. McKenna, Barry P. Schochet and David Crane was elected to serve as a director of UHS, effective April 1, 2008.

Mr. McKenna has over 30 years of health care industry experience. He retired as the President and Chief Executive Officer of Novation, LLC, a health care services company, in June 2006. Mr. McKenna served as the President and CEO of Novation since February 1999. From January 1998 to February 1999, he was the Senior Vice President of Operations for Novation. Mr. McKenna currently serves as a board member of SterilMed, Suture Express, LifeNexus and Patton Surgical and is an advisory board member of The Beryl Companies.

Mr. Schochet, a health care industry veteran, currently is President and CEO of BPS Health Ventures, LLC, a health care consulting and equity investment firm, a position he has held since 2005. From 1995 until 2005, he served in several executive capacities at Tenet Healthcare Corporation (NYSE: THC), including Vice Chairman. He also served as the hospital division president for National Medical Enterprises and as CEO of Cypress Community Hospital in Pompano Beach, Florida. Mr. Schochet also currently serves as a board member of Broadlane Inc. and HealthStop LLC and is an advisory board member to TriCap Technology Group and The Beryl Companies.

Mr. Crane serves as President and Chief Executive Officer of New Hope Bariatrics, Inc., a position he has held since November 2005. From 2000 to 2003, he served as President and Chief Executive Officer of MedCath, Inc. He also served as a director of MedCath and, from 1989 to 1999, as its Chief Operating Officer. Mr. Crane currently serves as a director of New Hope Bariatrics, Inc. and Alveolus Inc. and is on the Board of Trustees of the Charlotte Latin School.

“We look forward to benefiting from the leadership and strategic experience in health care demonstrated by Mark, Barry and David and are delighted to welcome them to the UHS board,” said Chairman and CEO Gary Blackford.

About UHS

Universal Hospital Services, Inc. is the leading medical equipment lifecycle services company in the United States. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

CONTACT:
Universal Hospital Services, Inc.
Gary D. Blackford, 952-893-3250
Chairman and Chief Executive Officer